Exhibit 99.1

DESIGN WITHIN REACH, INC. RECEIVES NOTICE OF NON COMPLIANCE FROM THE NASDAQ GLOBAL MARKET DUE TO THE COMPANY’S DELAY IN FILING OF THE THIRD QUARTER FORM 10-Q

SAN FRANCISCO, November 20, 2006 — Design Within Reach, Inc. (Nasdaq: DWRI) today announced that the Company received notice on November 14, 2006 from The Nasdaq Stock Market, Inc. Listing Qualifications Staff of an additional basis of non-compliance with the Nasdaq rules due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 on a timely basis. The Company previously reported its delay in filing its quarterly report on Form 10-Q for the quarter ended July 1, 2006. The Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing with Nasdaq of all reports and other documents filed or required to be filed with the SEC. This non-compliance forms a separate basis for potential delisting from the Nasdaq Global Market.

The Nasdaq Listing Qualifications Panel previously granted the Company continued listing on The Nasdaq Global Market provided that the Company filed its quarterly report on Form 10-Q for the period ended July 1, 2006 and any restatements of prior periods that may be required by November 24, 2006. Although the Company continues to work diligently toward completing this filing, it does not appear that the Company will have the work completed and reviewed by its independent public accountants in time to meet this deadline. As a result, the Company has applied for a further extension. However, there can be no assurance that Nasdaq will grant this extension.

Until the Company completes the reconciliation of a previously announced imbalance affecting its accrued inventory account, the Company will not be able to file its quarterly reports on Form 10-Q for the quarters ended July 1, 2006 and September 30, 2006.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we may be required to revise our reported results of operations as a result of our ongoing reconciliation of the accrued inventory account and our third-quarter closing process; if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Furthermore, if we do not receive from the Nasdaq Listing Qualifications Panel a further extension to file our Form 10-Qs for the periods ended July 1, 2006 and September 30, 2006, our securities may be subject to delisting from the Nasdaq Global Market. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann Design Within Reach, Inc. jhellmann@dwr.com (415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins Integrated Corporate Relations, Inc. agreenebaum@icr-online.com; clumpkins @icr-online.com (310) 395-2215

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